Exhibit 99.1

Contacts:

Frederick M. Green

President and Chief Executive Officer

Phone: (763) 592-1900

William J. Birmingham

Interim Chief Financial Officer

Phone: (763) 592-1900

Ault Incorporated Announces Receipt of Nasdaq Letter Regarding Delisting

Minneapolis – September 29, 2005 - Ault Incorporated (Nasdaq NMS: AULTE) today reported receipt of a Nasdaq Staff Determination letter dated September 27, 2005.  The letter indicated that the Company fails to comply with the stockholders’ equity requirement of $10,000,000 for continued listing on The Nasdaq National Market as set forth in Marketplace Rule 4450(a)(3).  The determination was based on information in the Form 8-K filed on August 9, 2005, which included the Company’s financial results and stockholders’ equity of $7,950,325 for the fiscal year ended May 29, 2005.

This is the second letter the Company has received recently from the Nasdaq Listing Qualifications Department. On August 26, 2005 the Company filed a Notification of Late Filing Report on Form 12b-25 with the Securities and Exchange Commission reporting that it would not be able to timely file its 2005 Annual Report on Form 10-K.  Then, on September 15, the Company received a letter from the Listing Qualifications Department advising the Company of its non-compliance due to the failure to file its Form 10-K for the year ended May 29, 2005.  The letter advised that the Company’s securities are subject to delisting from the Nasdaq National Market on September 26, 2005.

After the receipt of the September 15th letter, the Company requested a hearing before a Nasdaq Listing Qualifications Panel.  The hearing date is set for Thursday, October 6 in Washington, D.C.  The Company plans to file its Form 10-K for the year ended May 29, 2005 in early October.  In addition, the Company is beginning the process to move its securities listing to the Nasdaq Smallcap Market.

Ault is a leading manufacturer of power conversion products headquartered in North America.  The Company is a major supplier to original equipment manufacturers of wireless and wire line communications infrastructure, computer peripherals and handheld devices, medical equipment, industrial equipment and printing/scanning equipment.

Statements regarding Ault’s anticipated future performance are forward-looking and therefore involve risks and uncertainties that could cause results or developments to differ significantly from those indicated in the forward-looking statements.  These include, but are not limited to: market conditions in the global electronics industry, buying patterns of major customers, competitive products and technologies, the ability to control expense growth, and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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